Exhibit 99.1

International Stem Cell Corp Announces Second Quarter 2012 Financial Results

CARLSBAD, Calif.—August 9, 2012 (MARKET WIRE)— International Stem Cell Corporation (OTCQB: ISCO) (www.internationalstemcell.com) (“ISCO” or “the Company”) a California-based biotechnology company focused on therapeutic and research products, today announced financial results for the three and six months ended June 30, 2012.

Three and Six Months Ended June 30, 2012

Revenue for the three months ended June 30, 2012 totaled $1.06 million compared to $1.11 million for the three months ended June 30, 2011. The decrease in revenue was due largely to lower sales generated from Lifeline Cell Technology (LCT). LCT and Lifeline Skin Care (LSC) each accounted for approximately 50% total revenue in the three months ended June 30, 2012 compared to 52% and 48%, respectively, in the corresponding periods the prior year. Revenue for the six months ended June 30, 2012 was $2.13 million compared to $2.63 million for the corresponding period in 2011. The decrease in revenue was due principally to fewer sales generated from LSC, partially offset by LCT’s higher sales generated from larger distributors. For the six months ended June 30, 2012, LSC generated $1.07 million or 50% of total revenue, compared to $1.66 million or 63% of total revenue for the corresponding period in 2011. For the six months ended June 30, 2012, LCT generated $1.06 million or 50% of total revenue, compared to $0.97 million or 37% of total revenue for same period in 2011.

Research and development expenses (R&D) were $0.87 million for the three months ended June 30, 2012, representing a decrease of approximately 23% compared to the corresponding period in 2011. The decrease was due primarily to lower consulting expenses associated with various research projects, lower stock-based compensation expense, lower laboratory-related expenses, and lower personnel-related spending. The decrease was partially offset by higher stem cell line research and testing expenses. R&D expenses were $1.80 million for the six months ended June 30, 2012, compared to $2.13 million for the same period in 2011. The 15% decrease was due primarily to lower consulting expenses associated with various research projects, lower stock-based compensation expense, lower laboratory-related expenses, and reduced travel expenses, partially offset by higher stem cell line research and testing expenses and higher personnel-related spending associated with higher headcount and increased research activities.

The Company continues to invest in its sales and marketing initiatives. Marketing expenses for the three months ended June 30, 2012 were $0.55 million, an increase of 58% from the same period in 2011. The increase was primarily driven by investments in marketing and promotion, advertising, higher shipping and logistic expenses, additions of sales and customer service staff, higher consulting expense and higher commission paid to various strategic partners. The increase was partially offset by a reduction in commission paid to a consultant who promoted, marketed, and sold skin care products through various proprietary mailings and employee stock-based compensation. For the six months ended June 30, 2012, marketing expenses amounted to $1.04 million, reflecting an increase of $0.38 million or 57%, as compared to $0.66 million for the corresponding period in 2011. The substantial increase was primarily driven by increased investments in marketing support, promotion, and advertising, higher consulting expense, higher shipping and logistic expenses, higher personnel related expenses resulting from higher headcount in the sales and marketing of the skin care products, and higher commission paid to various strategic partners. The increase was partially offset by a reduction in sales commission paid to a consultant who promoted, marketed, and sold skin care products through various proprietary mailings and lower employee stock-based compensation.

General and administrative expenses for the three months ended June 30, 2012 were $1.76 million, down 18% compared to the same period in 2011, as a result of ongoing operational efficiency initiatives. The decrease resulted largely from lower employee stock-based compensation, reduced employee-related spending resulting from lower headcount, lower professional accounting fees, and lower corporate support expenses. The decrease was partially offset by higher legal fees relating to our corporate activities, and higher consulting expense. General and administrative expenses for the six months ended June 30, 2012 were $3.79 million, reflecting a decrease of $0.58 million or 13%, compared to $4.37 million for the same period in 2011. The decrease was primarily attributable to lower employee stock-based compensation, the absence of stock-based compensation incurred for services provided by a consultant, reduced employee-related spending resulting from lower headcount, and lower corporate support expenses. The decrease was partially offset by an increase in legal fees relating to our corporate expenses, higher consulting expense, and higher professional accounting fees related to Sarbanes-Oxley compliance efforts.

Cash and cash equivalents totaled $4.29 million at June 30, 2012 compared to $1.34 million as of December 31, 2011, due primarily to two financing transactions totaling approximately $6.9 million completed in the first six months of 2012 partially offset by normal business operations.

“We have made solid progress across our entire organization in the first half of this year,” stated Dr. Andrey Semechkin, ISCO’s CEO and Co-Chairman, “and I’m pleased to see that the operational efficiencies we implemented in the second quarter are resulting in lower administrative expenses. Going forward we will continue to look for further opportunities to improve our organization effectiveness and reduce expenses. As you may have read in my shareholder letter, following a detailed analysis of our research priorities, we concentrated our resources on the most promising therapeutic programs and this has already resulted in exciting achievements and progressed our programs closer to clinical development.”

Q2 2012 Highlights:

•

We developed a new method to derive high-purity populations of neural stem cells from human parthenogenetic stem cells (hpSC) and further differentiate them into dopaminergic neurons. This method is highly efficient and capable of generating sufficient quantities of neuronal cells for our pre-clinical and clinical studies.

•

In our Parkinson’s disease (PD) program we have shown in rodent models that our neurons can survive after implantation and release dopamine. The data was presented at the 64th Annual Meeting of American Academy of Neurology in New Orleans (April 21 to 28 2012) and at the 15th Annual Meeting of American Society of Gene and Cell Therapy, in Philadelphia (May 17 2012).

•

In our metabolic diseases program, we have shown that our immature hepatocyte-like cells derived from our hpSC can successfully engraft and mature in rodents and produce liver specific proteins. This data was presented at the 15th Annual Meeting of American Society of Gene and Cell Therapy, in Philadelphia (May 17 2012).

•

Regarding our corneal blindness program we have developed differentiation technology to create endothelium-like cells, a significant step towards creating complete corneas that could be used in transplantation.

•	We improved our operational efficiency and streamlined our business processes by moving our accounting department from Frederick, Maryland to Carlsbad, California enabling us to reduce our overhead.

•

Lifeline Skin Care engaged two influential affiliate partners: Dr. Elizabeth Hale one of the nation’s top dermatologists and skincare expert for the Dr. Oz Show and the Today Show, and Jeri Thompson, a conservative radio and TV guest and advocate for non-embryonic stem cell research.

•

Lifeline Cell Technology developed a new technology to modify human stem cells using engineered proteins, called transducible transcription factors (TTF). TTFs are designed to pass into stem cells and direct the stem cells to change into specific cell types that can be both therapeutically useful and potentially a revenue-generating research product.

Conference Call and Webcast Details:

Date:	Friday, August 10, 2012
Time:	11:00 a.m. Eastern Time

Conference Call Dial-in Numbers
Participants from US Domestic:	1 877 317-6776
Participants from International:	1 412 317-6776
Conference ID:	10017300

Webcast link: http://webcast.mzvaluemonitor.com/Home/Login/7fd6c4da-37f0-472c-9f28-cd9eb1b99f87

Replay of the conference call will be available for two week following 1 hour after the end of the conference call through end date: Aug 24, 2012 at 9:00 am ET.

Teleconference Replay Details:

US Domestic: 1-877-344-7529

International: 1-412-317-0088

Conference ID: 10017300

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com) . More information is available at www.internationalstemcell.com.

To subscribe to receive ongoing corporate communications, please click on the following link:

http://www.b2i.us/irpass.asp?BzID=1468&to=ea&s=0

Safe harbor statement

Statements pertaining to anticipated developments, potential sales growth, new products and distribution channels and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products and the management of collaborations, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$4,285	$1,337
Accounts receivable, net	210	140
Inventory, net	1,272	1,268
Prepaid expenses and other current assets	291	274
Total current assets	6,058	3,019
Property and equipment, net	1,246	1,420
Intangible assets, net	1,589	1,282
Deposits and other assets	16	16
Total assets	$8,909	$5,737

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Accounts payable	$995	$777
Accrued liabilities	781	752
Deferred revenue	134	189
Related party payable	77	108
Advances	250	250
Warrants to purchase common stock	—	38
Total current liabilities	2,237	2,114
Convertible Redeemable Series G Preferred stock, $0.001 par value, 5,000,000 shares and 0 were authorized, issued and outstanding at June 30, 2012 and December 31, 2011, respectively, liquidation preferences of $5,092 and $0 at June 30, 2012 and December 31, 2011, respectively	5,033	—
Commitments and contingencies
Stockholders’ Equity
Series D Preferred stock, $0.001 par value, 50 shares authorized, 43 issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Series A Preferred stock, $0.001 par value, 0 and 5,000,000 shares authorized at June 30, 2012 and December 31, 2011, respectively, 0 and 500,000 issued and outstanding at June 30, 2012 and December 31, 2011, respectively, liquidation preferences of $0 and $615 at June 30, 2012 and December 31, 2011, respectively	0	1
Series B Preferred stock, $0.001 par value, 5,000,000 shares authorized, 300,000 issued and outstanding at June 30, 2012 and December 31, 2011, liquidation preferences of $376 and $367 at June 30, 2012 and December 31, 2011, respectively	0	0

	June 30, 2012	December 31, 2011
	(Unaudited)
Series C Preferred stock, $0.001 par value, 3,000,000 shares authorized, 2,000,000 issued and outstanding at June 30, 2012 and December 31, 2011, liquidation preferences of $2,447 and $2,387 at June 30, 2012 and December 31, 2011, respectively	2	2
Common stock, $0.001 par value, 300,000,000 shares authorized, 87,238,815 and 80,036,315 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	87	80
Additional paid-in capital	68,755	63,995
Deficit accumulated during the development stage	(67,205)	(60,455)
Total stockholders’ equity	1,639	3,623
Total liabilities, redeemable preferred stock and stockholders’ equity	$8,909	$5,737

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Inception (August 17, 2001) through June 30,
	2012	2011	2012	2011	2012
Revenues
Product sales	$1,056	$1,114	$2,133	$2,629	$9,764
Royalties and license	—	—	—	—	135
Total revenue	1,056	1,114	2,133	2,629	9,899
Development expenses
Cost of sales	313	362	637	791	3,971
Research and development	865	1,129	1,802	2,132	20,096
Marketing	548	346	1,044	664	4,918
General and administrative	1,755	2,135	3,794	4,369	35,478
Total development expenses	3,481	3,972	7,277	7,956	64,463
Loss from development activities	(2,425)	(2,858)	(5,144)	(5,327)	(54,564)
Other income (expense)
Settlement with related company	—	—	—	—	(93)
Miscellaneous expense	(56)	(12)	(54)	(11)	(235)
Dividend income	—	—	—	—	94
Interest expense	—	—	—	—	(2,225)
Sublease income	4	2	7	5	316
Change in market value of warrants	—	479	38	1,349	(1,357)
Total other income (expense), net	(52)	469	(9)	1,343	(3,500)
Loss before income taxes	(2,477)	(2,389)	(5,153)	(3,984)	(58,064)
Provision for income taxes	—	—	—	—	7
Net loss	$(2,477)	$(2,389)	$(5,153)	$(3,984)	$(58,071)

Deemed dividend on preferred stock	$—	$—	$(1,375)	$—	$(1,375)
Dividends on preferred stock	$(139)	$(107)	$(222)	$(213)	$(8,189)
Net loss attributable to common stockholders	$(2,616)	$(2,496)	$(6,750)	$(4,197)	$(67,635)

	Three Months Ended June 30,		Six Months Ended June 30,		Inception (August 17, 2001) through June 30,
	2012	2011	2012	2011	2012
Net loss per common share-basic and diluted	$(0.03)	$(0.03)	$(0.08)	$(0.06)

Weighted average shares-basic and diluted	87,106	76,340	84,446	75,842

Contacts:

International Stem Cell Corporation

Dr. Simon Craw, Executive Vice President

Phone: 760-940-6383

Email: ir@intlstemcell.com

Linh Nguyen, Chief Financial Officer

Phone: 760-940-6383

Email: lnguyen@intlstemcell.com

Investor Relations:

MZ Group

Mark McPartland

Senior Vice President

Phone: 212-301-7130

Email: markmcp@mzgroup.us

Web: www.mzgroup.com